Exhibit 1

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated September 25, 2006 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Japan Bank for International Cooperation filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to Japan Bank for International Cooperation is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from Japan Bank for International Cooperation by telephoning 813-5218-3304. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 25, 2006 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was 116.45 =$1.00, and the noon buying rate on September 22, 2006 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 116.24 = $1.00.

References to fiscal years of Japan Bank for International Cooperation are to the 12-month periods beginning on April 1 of the year indicated. Japan Bank for International Cooperation was established on October 1, 1999, and its initial fiscal period was the six months ended March 31, 2000.

Figures in tables may not add up to totals due to rounding.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Japan Bank for International Cooperation (the “Bank”) was established on October 1, 1999 as a governmental financial institution. The Bank’s name and basic mandate are provided by the Japan Bank for International Cooperation Law (the “JBIC Law”). The Bank is the result of a merger between The Export-Import Bank of Japan (“JEXIM”) and the Overseas Economic Cooperation Fund, Japan (“OECF”). The Bank’s purpose, as set forth in Article 1 of the JBIC Law, is to contribute to the sound development of Japan and the international economy and society, by promoting Japan’s exports and imports and overseas economic activities, contributing to the stability of the international financial order, and contributing to the economic and social development and economic stability of developing regions overseas. The Bank carries out the following operations formerly conducted by JEXIM and OECF:

•	“International financial operations” (succeeded from JEXIM) — contributing to the promotion of Japanese exports and imports as well as Japanese economic activities overseas, and to the stability of international financial order; and

•	“Overseas economic cooperation operations” (succeeded from OECF) — supporting self-reliant development efforts in developing countries.

CAPITALIZATION

Reflecting the different objectives of the international financial operations and the overseas economic cooperation operations, the JBIC Law provides that the Bank maintain two separate accounts for the respective operations (i.e., the international financial account and the overseas economic cooperation account). The capital of each account is segregated, and the reserves of each account can be appropriated only for losses in that account.

In respect of the international financial account, under the JBIC Law, the Bank is authorized to borrow up to an amount equal to 10 times the total of the capital and statutory reserve funds of the international financial account. As of March 31, 2006, total borrowings were ¥6,888 billion, representing 40.6% of the Bank’s borrowing authority on that date.

In respect of the overseas economic cooperation account, under the JBIC Law, the Bank is authorized to borrow up to an amount equal to three times the total of the capital and statutory reserve funds of the overseas economic cooperation account. As of March 31, 2006, total borrowings were ¥4,030 billion, representing 18.7% of the Bank’s borrowing authority on that date.

The capitalization of the Bank, its international financial account and its overseas economic cooperation account as of March 31, 2006 was as follows:

Capitalization - The Bank

(millions of yen)
Long-term borrowings from the Government	¥8,926,789
Bonds and notes	1,991,422

Total long-term borrowings(1)	10,918,211

Capital and reserves:
Capital of the account for international financial operations	985,500
Capital of the account for overseas economic cooperation operations	7,065,644
Reserve of the account for international financial operations	709,148
Reserve of the account for overseas economic cooperation operations	111,325

Total capital and reserves	8,871,617
Total capitalization	¥19,789,828

(1)	Includes current maturities.

Capitalization - International Financial Account

(millions of yen)
Long-term borrowings from the Government	¥4,906,569
Bonds and notes	1,981,422

Total long-term borrowings(1)	6,887,991

Capital and reserve:
Capital	985,500
Reserve	709,148

Total capital and reserve	1,694,648

Total capitalization	¥8,582,639

(1)	Includes current maturities.

Capitalization - Overseas Economic Cooperation Account

(millions of yen)
Long-term borrowings from the Government	¥4,020,220
Bonds and notes	10,000

Total long-term borrowings(1)	4,030,220

Capital and reserve:
Capital	7,065,644
Reserve	111,325

Total capital and reserve	7,176,969

Total capitalization	¥11,207,189

(1)	Includes current maturities.

STATEMENTS OF EARNINGS

The statements of earnings of the Bank and its international financial and overseas economic cooperation accounts are set forth on pages 32, 35 and 38.

BUSINESS

The Bank’s Missions

The JBIC Law provides two distinct missions of the Bank, which correspond to the respective operations that the Bank assumed from its predecessor entities, the Export-Import Bank of Japan, or JEXIM, and the Overseas Economic Cooperation Fund, or OECF: (1) to provide Japanese corporations with export loans, import loans, overseas investment loans, untied loans, guarantees and equity participation in overseas projects (“international financial operations”); and (2) to provide financial assistance including Japanese official development assistance (“ODA”) loans with the basic tenet of providing concessionary long-term, low-interest funds needed for the self-help efforts of developing countries, including their economic and social infrastructure development and stabilization of their economies (“overseas economic cooperation operations”).

The Bank’s Predecessors

Pursuant to the JBIC Law, JEXIM and OECF were dissolved upon the establishment of JBIC on October 1, 1999. Also pursuant to the JBIC Law, all of the rights and obligations of JEXIM and OECF were assigned to and assumed by JBIC.

The Export-Import Bank of Japan

JEXIM was established in 1950 as a governmental financial institution. Its name and basic mandate were set by the Export-Import Bank of Japan Law in 1952. JEXIM’s purpose was to facilitate Japan’s economic interchange with foreign countries by providing a wide range of financial facilities to supplement and encourage financing by commercial banks and other financial institutions in Japan. Its activities were mainly the following: supporting the Japanese companies’ activities such as the export of ships, plants and equipment, the development and import into Japan of natural resources, the import of manufactured goods, overseas investment and extending untied direct loans to developing countries.

The Overseas Economic Cooperation Fund, Japan

OECF was established in 1961 as a governmental organization. OECF’s purpose was to promote Japan’s overseas economic cooperation by providing concessionary funds for industrial development and economic stability of developing countries. OECF traditionally provided developing countries with assistance for economic and social infrastructure development, environmental conservation and human resources development. Also, as one of the primary organizations implementing support policies, OECF (and later the Bank) in recent years placed special emphasis on avoidance of balance-of-payments crises, creation of employment, economic recovery and alleviation of poverty.

Government Control and Supervision

The Bank’s capital is wholly owned by the Japanese Government, and the Bank is under Japanese Government control and supervision in conducting its operations.

The Minister of Finance and the Minister of Foreign Affairs have supervisory power over the Bank. The Governor and Auditors of the Bank are appointed by the Minister of Finance.

The Minister of Finance draws up a budget for the government fiscal investment and loan program (“zaito”) each year that determines the allocation of funds to institutions like the Bank which implement government policy. The Bank’s budget of revenues and expenditures is included in the Government Agencies Budget for that fiscal year and need to be passed through the Diet. The Government may, within the limits of the budget, provide additional equity and may grant to the Bank an amount corresponding to a part of the expenses required for the overseas economic cooperation operations. The Bank’s accounts are audited by the Bank’s Auditor and are submitted to the Diet after examination by the Board of Audit, an independent government body.

Until the year ended March 31, 2001, the Bank’s lending operations were financed in part by funds from the program of the Japanese Government and issuances of the Bank’s bonds in the international market explicitly guaranteed by the Japanese Government. Effective April 1, 2001, the zaito program was changed from a system in which funds provided to the Bank and other relevant agencies were derived from the Government Trust Fund Bureau and Postal Life Insurance Accounts to a system in which these agencies, including the Bank, also seek to raise funds in the capital markets rather than relying on the zaito funds.

In light of this change in the zaito program, the Bank intends to diversify its fund raising sources by issuing bonds without a guarantee from the Japanese Government in the Japanese domestic market, continuing to seek borrowings from the Japanese Government, and issuing bonds guaranteed by the Japanese Government in the international market. In the fiscal year ending March 31, 2006, the Bank currently plans to issue (1) up to an equivalent of $2.2 billion in aggregate principal amount of bonds guaranteed by the Japanese Government in international markets and (2) up to ¥260 billion in aggregate principal amount of bonds without a guarantee from the Japanese Government in the Japanese market.

International Financial Operations

As a governmental institution, the Bank conducts its international financial operations to materialize the Japanese Government’s basic external economic policies. The Bank has taken over JEXIM’s basic responsibilities with respect to its international financial operations: (1) Export Loans, (2) Import Loans, (3) Overseas Investment Loans, (4) Untied Loans, and (5) Guarantees, etc.

The Minister of Finance has supervisory powers with regard to the Bank’s international financial operations and may require it to make reports as to its operations or examine its books and records whenever the Minister deems it necessary. On the basis of any such report or examination, the Minister of Finance may issue such orders to the Bank concerning its business as the Minister deems necessary for the enforcement of the JBIC Law.

Overseas Economic Cooperation Operations

The Bank’s overseas economic cooperation operations provide Japan’s ODA loans and private-sector investment finance. The Bank’s overseas economic cooperation operations are the cornerstone of Japan’s ODA. The Bank’s policy for executing its overseas economic cooperation operations is based on Japanese government policy, and on the Medium-Term Strategy for Overseas Economic Operations, and is made public after the approval of the Minister of Foreign Affairs. As set forth in the Bank’s Medium-Term Strategy for Overseas Economic Operations for the three-year period from April 1, 2005 through March 31, 2008, ODA loan operations will place priority on the following four areas (1) Poverty Reduction, (2) Foundation for Sustained Growth, (3) Global Issues and Peace-Building and (4) Human Resource Development.

The Minister of Foreign Affairs has supervisory powers with regard to the Bank’s overseas economic cooperation operations and may require the Bank to make reports as to its operations or examine its books and records whenever the Minister deems it necessary. On the basis of any such report or examination, the Minister of Foreign Affairs may issue such orders to the Bank concerning its business as the Minister deems necessary for the enforcement of the JBIC Law.

Recent Developments Regarding Special Public Institutions

The Council on Economic and Fiscal Policy, which was set up in the Japanese Cabinet Office, and other policy making forums have discussed the reform of policy-based financing institutions, including JBIC. Based on those discussions, the Bill for Advancing Administrative Reform to Realize a Streamlined and Efficient Government was promulgated and went into effect on June 2, 2006. According to the Bill, JBIC is to be reorganized as follows:

•	JBIC shall be merged into a new policy-based financing institution in fiscal 2008.

•	Of various operations conducted by JBIC, the new policy-based financing institution shall take over those international financial operations that are confined to financing and other activities for (1) promoting overseas development and acquisition of resources strategically important to Japan; (2) maintaining and improving the international competitiveness of Japanese industries; and (3) responding to disruptions of financial order in the international economy. The overseas economic cooperation operations shall be succeeded to by the Japan International Cooperation Agency (JICA), an independent administrative agency, after taking steps to amend its statutes.

In accordance with the Bill, JBIC’s international financial operations and overseas economic cooperation operations will be conducted by new organizations from fiscal 2008. The Bill also noted, however, that in the process of policy-based financing reform, “the interests of the clients who have received loans and utilized services from the present policy-based financing institutions and the holders of securities issued by them shall not be unjustifiably infringed.”

Following this legislation, the Headquarters for Administrative Reform and Headquarters for the Promotion of the Reform of Policy-based Finance, both of which consist of all cabinet ministers, adopted the “Design Of Institutional Arrangements Under The Reform Of Policy-based Finance” on June 27, 2006. According to the Design, in order to strengthen the governance of the new policy-based financing institution, it will take the form of a corporation with limited liabilities under the Japanese Corporation Law. The new institution’s financial operations will be based on the Japanese standard business accounting practices and the operations of the new institution will be evaluated and monitored by an evaluation committee which will consist of outside members. Given that the new institution will continue to conduct its operations in line with the Japanese government’s policies, the Design noted that the Japanese government will hold 100% of the new institution’s stock and the government will have the authority to monitor the operations of the new institution and approve its annual business plan. The new institution will be required to submit its budget to the Diet for approval every year. The new institution will be split into two operational divisions; international financial operations division and domestic financial operations division. Although the name of the new institution has not yet been decided, it is expected that the international financial operations division, which will assume JBIC’s international financial operations, will continue to use the name of JBIC. The Design also noted that JBIC has gained the trust of financial markets and that the international financial operations division of the new institution is to take advantage of this. The Design reiterated that “the interests of the clients who have received loans and utilized services from the present policy-based financing institutions and the holders of securities issued by them shall not be unjustifiably infringed and legal and other arrangements shall be made for this purpose.”

Annual Operations results for FY 2005

Overall Operations

In fiscal 2005, the Bank made commitments in the aggregate amount of ¥1,911.2 billion for its overall loans, equity participation and guarantee operations, a year-on-year decrease of 0.4%. The size of the Bank’s commitments has remained almost unchanged since fiscal 2000, when its assistance package for Asian countries hit by the currency crisis was completed.

Reflecting the utilization of the Bank’s guarantee facility in recent years, the aggregate amount of the Bank’s outstanding guarantees rose 16.8% from the previous year to ¥1,055.1 billion, while the outstanding balance of loans and equity participation decreased 2.5% to ¥19,492.8 billion as of the end of the fiscal year on March 31, 2006.

International Financial Operations

Loan and equity participation commitments and new guarantees made in the Bank’s International Financial Operations, which aim at supporting Japanese trade and investment activities as well as a stable international financial order, amounted to ¥1,341.4 billion in fiscal 2005, a year-on-year increase of 19.7%.

Highlights of the Bank’s International Financial Operation in FY2005

Commitments for resource development projects intended to help secure a stable and diversified supply of energy and mineral resources in Japan, and to support the greater use of natural gas as a clean energy source, rise 10.9 % from the previous year to ¥401.6 billion (import loans: ¥60.7 billion; investment loans: ¥340.9 billion), accounting for 38% of the total commitments in the Bank’s International Financial Operations. Major projects included LNG project in Qatar and an oil field development project in Kazakhstan. In providing these loans, the Bank made active use of structured finance and assumed risks of local companies.

With the intention of supplementing private financial institutions and mobilizing private funds, the Bank maintained its stance from the previous year in drawing extensively on its guarantee facility. The Bank made a total amount of ¥273.6 billion of guarantee commitments, covering guarantees for the importation of aircrafts, as well as overseas syndicated loans arranged by Japanese private financial institutions.

The Bank also utilized its guarantee as well as loan facility in order to complement activities of private financial institutions and mobilize private funds for developing countries under the Asian Bond Market Initiative. For example, JBIC provided Thai baht-denominated loans with funding obtained through its first Thai baht bond issuance. Guarantees were also provided for local currency debenture bonds issued by Japanese affiliates in Malaysia and Indonesia.

Overseas Economic Cooperation Operations

Loan and equity participation commitments in the Bank’s Overseas Economic Cooperation Operations, which as part of Japanese official development assistance primarily consist of ODA loans, was ¥569.8 billion in fiscal 2005.

Highlights of the Bank’s Overseas Economic Cooperation Operations in FY2005

By region, Asia was given the top priority for the Bank’s new commitments in its Overseas Economic Cooperation Operations (accounting for 83.4% of the total amount of new commitments). By sector, transportation accounted for 34.1% of the total, followed by power/gas at 29.9%, and social services (including education and water supply/sewerage) at 22.0%. By country, India topped the list of recipients with loan commitments totaling ¥155.5 billion, followed by Indonesia with ¥93.0 billion, Vietnam at ¥90.8 billion, and Thailand at ¥35.5 billion.

Loans to environmental and poverty reduction projects have been on the rise in recent years. In FY2005, 21 loans were provided for environmental projects, with their share reaching to 44% of the total volume of ODA loan commitments. 17 loans were provided for poverty reduction projects, with their share increasing to 34% of the total.

The Special Term for Economic Partnership (“STEP”) was instituted in FY2004 to draw on advanced Japanese technology and Know-how and to raise the visibility of Japan’s ODA. These special terms applied to four loans with an aggregate total of ¥56.5 billion, including for a port development project in Sri Lanka. Their share increased to 10% of the total ODA loan commitments.

As the result of a growing number of orders won by Japanese firms for large-scale contracts (including in Turkey and Thailand) and involvement of Japanese firms in projects financed by Special ODA loans (including in the Philippines and Vietnam), the share of orders won by Japanese firms in the procurement of ODA loan-financed projects increased to 30%. The share of orders won by Japanese firms in the foreign currency portion of procurements increased even more significantly to 42%.

With respect to the Medium-Term Strategy for Overseas Economic Cooperation Operations, which was prepared in March 2002, an evaluation was conducted and an evaluation report was produced. In addition, a new Medium-Term Strategy covering a 3-year period starting in FY2005 was released in April 2005 after an invitation for the public to submit comments.

Other Highlights in Overall Bank Activities

In an effort to seek public understanding of its operations and to further increase transparency, the Bank has continued to release interim and term-end financial statements in accordance with generally accepted accounting principles and practices for Japanese private corporations (“Japanese GAAP”).

The Bank released the Annual Business Performance Report for FY2004 and the Annual Business Plan for FY2006, in accordance with the “Performance Measurement for Strategic Management” system. Under this system, JBIC’s business performance is monitored in light of operational direction and targets which are set in advance. In addition, the medium-term Operational Strategy was revised to reflect the Japanese Governments major policies, including the Reform of Policy-Based Financing, an increase in ODA volume, and the doubling of ODA to Africa.

International Financial Operations

In this section, references to financial information of the Bank are to the relevant financial information with respect to the Bank’s international financial account.

Categories of Operations

The Bank’s international financial operations fall into seven categories: export loans, import loans, overseas investment loans, untied loans, equity participation, guarantee operations and bridge loans.

Export Loans. The Bank extends export loans to (1) Japanese exporters (supplier credits) and (2) foreign financial institutions and foreign importers in developing countries, which normally obtain a guarantee issued by a foreign government or a first ranked financial institution, in order to finance the export of plant, machinery and technologies by Japanese firms. The principal items eligible for these loans are equipment and machinery, such as power generation and communications equipment and machinery for the heavy and chemical industries, ships and aircraft and technologies.

Import Loans. The Bank provides import loans to Japanese importers and foreign exporters, in order to promote the development and import of natural resources which are deemed essential to the Japanese economy.

Overseas Investment Loans. The Bank extends overseas investment loans to (1) Japanese entities in order to provide them with funds for overseas investments in developing countries, (2) joint ventures in developing countries in which Japanese firms have equity interests and (3) foreign governments or financial institutions that make equity investments in or provide loans to the aforesaid joint ventures in developing countries. Encouraging Japanese overseas investments contributes to the improvement of the Japanese industrial structure and the achievement of a harmonized division of labor on a global basis.

Untied Loans. The Bank extends untied loans to foreign governments and financial institutions to provide them with long-term funds for development projects, especially in the infrastructure and energy fields, as well as to strengthen the industrial structure of developing countries and assist their economic restructuring programs. Untied loans are not tied to the procurement of goods and services from Japan.

Equity Participation. The Bank makes equity participations in either (1) corporations conducting business outside Japan or (2) Japanese corporations whose sole purpose is to make overseas investments in corporations conducting business overseas. To support efforts to mitigate global warming and improve energy efficiency in Asia, the Bank made equity investments totaling ¥2.2 billion in the Asia ESCO Fund, the Japan GHG Reduction Fund (“JGRF”) and Japan Carbon Finance, Ltd. (“JCF”), the first cases of equity participation since the Bank was established.

Guarantee Operations. The Bank grants guarantees on (1) loans from Japanese private financial institutions for purposes consistent with those of the Bank, (2) bonds issued by Japanese entities, joint ventures, foreign government and financial institutions for purposes identical to those of the Bank’s overseas investment loans and untied loans. The net balance of the Bank’s guarantees outstanding as of March 31, 2006 totaled ¥1,055 billion.

Bridge Loans. Under certain circumstances, as part of the Japanese Government’s debt-relief measures, the Bank provides bridge loans with the authorization of the Minister of Finance. Bridge loans are short-term loans extended to foreign governments to provide short-term liquidity until the disbursement of the loans from international financial organizations such as the International Monetary Fund and the World Bank.

The Bank’s total commitments (international financial operations) for the year ended March 31, 2006 amounted to ¥1,341 billion, and the outstanding balance as of March 31, 2006 was ¥8,966 billion.

The following table sets forth, as of the dates indicated, the total amounts of loans outstanding provided by the Bank, by type of credit and geographical distribution:

Loans Outstanding by Type of Credit and Geographical Distribution

	Japan Bank for International Cooperation
	As of March 31,
	2002		2003		2004		2005		2006
	(millions of yen)
EXPORT LOANS
Asia	¥893,692	8.5%	¥847,204	8.7%	¥818,544	9.0%	¥773,987	9.1%	¥712,586	9.0%
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	123,404	1.2	123,374	1.3	124,681	1.4	120,293	1.4	84,660	1.1
The Middle East	84,297	0.8	112,999	1.2	150,602	1.7	170,348	2.0	192,290	2.4
Africa	180,527	1.7	168,521	1.7	161,147	1.8	152,676	1.8	98,021	1.2
North America	—	—	—	—	—	—	—	—	—	—
Latin America	239,909	2.3	226,403	2.3	224,382	2.5	180,657	2.1	148,468	1.9
International Organizations, etc.	5,715	0.1	4,749	0.0	4,036	0.0	3,774	0.0	3,370	0.0

Total	1,527,544	14.5	1,483,249	15.2	1,483,392	16.3	1,401,735	16.5	1,239,396	15.7

IMPORT LOANS
Asia	19,975	0.2	18,201	0.2	17,420	0.2	19,820	0.2	31,201	0.4
The Pacific	39,373	0.4	40,981	0.4	37,781	0.4	41,377	0.5	57,710	0.7
Europe	30,681	0.3	21,682	0.2	15,433	0.2	10,866	0.1	9,115	0.1
The Middle East	207,400	2.0	309,910	3.2	348,585	3.8	400,956	4.7	406,810	5.1
Africa	10,252	0.1	9,096	0.1	8,369	0.1	8,452	0.1	7,538	0.1
North America	477,390	4.5	390,613	4.0	318,054	3.5	257,313	3.0	206,526	2.6
Latin America	33,470	0.3	33,470	0.3	33,470	0.4	33,470	0.4	20,340	0.3
International Organizations, etc.	3,520	0.0	3,503	0.0	3,483	0.0	3,009	0.0	25	0.0

Total	822,063	7.8	827,457	8.5	782,596	8.6	775,263	9.1	739,265	9.3

OVERSEAS INVESTMENT LOANS
Asia	2,024,290	19.2	1,793,955	18.4	1,594,992	17.6	1,474,130	17.3	1,359,694	17.2
The Pacific	136,635	1.3	121,771	1.2	117,754	1.3	163,709	1.9	167,502	2.1
Europe	363,712	3.4	332,487	3.4	371,421	4.1	415,939	4.9	467,606	5.9
The Middle East	396,474	3.8	369,769	3.8	354,358	3.9	389,304	4.6	556,961	7.0
Africa	37,369	0.4	50,437	0.5	79,040	0.9	67,057	0.8	97,490	1.2
North America	536,737	5.1	437,245	4.5	353,665	3.9	253,249	3.0	217,656	2.8
Latin America	743,979	7.0	736,590	7.5	721,138	7.9	621,805	7.3	580,193	7.3
International Organizations, etc.	—	—	173,635	1.8	198,720	2.2	188,352	2.2	194,484	2.5

Total	4,239,196	40.1	4,015,890	41.1	3,791,089	41.7	3,573,593	42.0	3,641,587	46.0

UNTIED LOANS
Asia	2,209,820	20.9	1,685,940	17.3	1,344,365	14.8	1,159,061	13.6	937,234	11.8
The Pacific	518	0.0	471	0.0	424	0.0	377	0.0	329	0.0
Europe	279,374	2.6	250,009	2.6	196,662	2.2	165,571	1.9	138,988	1.8
The Middle East	97,249	0.9	75,015	0.8	61,325	0.7	49,990	0.6	42,413	0.5
Africa	101,316	1.0	67,945	0.7	56,317	0.6	44,158	0.5	34,509	0.4
North America	—	—	—	—	—	—	—	—	—	—
Latin America	609,728	5.8	643,952	6.6	640,772	7.1	618,076	7.3	598,110	7.6
International Organizations, etc.	540,838	5.1	583,733	6.0	608,054	6.7	593,853	7.0	452,242	5.7

Total	3,838,843	36.4	3,307,064	33.9	2,907,919	32.0	2,631,085	30.9	2,203,826	27.9

GOVERNMENTAL LOANS(1)
Asia	39,568	0.4	37,396	0.4	35,114	0.4	32,532	0.4	30,504	0.4
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	1,909	0.0	1,876	0.0	1,761	0.0	1,679	0.0	1,589	0.0
The Middle East	45,620	0.4	45,262	0.5	44,905	0.5	44,547	0.5	35,294	0.4
Africa	26,935	0.3	27,272	0.3	25,711	0.3	25,701	0.3	6,613	0.1
North America	—	—	—	—	—	—	—	—	—	—
Latin America	16,002	0.2	15,231	0.2	14,507	0.2	13,650	0.2	12,670	0.2
International Organizations, etc.	—	—	—	—	—	—	—	—	—	—

Total	130,035	1.2	127,038	1.3	121,998	1.3	118,108	1.4	86,670	1.1

INVESTMENTS
Asia	—	—	—	—	—	—	—	—	—	—
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	—	—	—	—	—	—	—	—	—	—
The Middle East	—	—	—	—	—	—	—	—	—	—
Africa	—	—	—	—	—	—	—	—	—	—

	Japan Bank for International Cooperation
	As of March 31,
	2002		2003		2004		2005		2006
	(millions of yen)
North America	1,141	0.0	1,141	0.0	—	—	—	—	—	—
Latin America	—	—	—	—	—	—	—	—	—	—
International Organizations, etc.	—	—	—	—	—	—	112	0.0	385	0.0

Total	1,141	0.0	1,141	0.0	—	—	112	0.0	385	0.0

Total loans outstanding	¥10,558,822	100.0%	¥9,761,839	100.0%	¥9,086,993	100.0%	¥8,499,897	100.0%	¥7,911,129	100.0%

As a part of the Japan’s ODA, JEXIM conducted a part of the Government’s ODA loans. There has been no new JEXIM ODA commitment since 1987 and the Bank’s international financial operations did not take over such operations from JEXIM.

The following table sets forth the new loan commitments made by the Bank, by type of credit and geographical distribution in accordance with the Bank’s system of classification for the periods indicated.

Credit Commitments by Type of Credit and Geographical Distribution

	Fiscal year ended March 31,
	2002		2003		2004		2005		2006
	(millions of yen)
EXPORT LOANS
Asia	¥34,530	2.7%	¥158,401	14.9%	¥57,904	5.3%	¥31,327	3.5%	¥7,432	0.7%
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	4,800	0.4	6,850	0.6	1,845	0.2	22,101	2.4	9,420	0.9
The Middle East	19,600	1.6	1,026	0.1	48,397	4.5	58,724	6.5	44,180	4.1
Africa	84,226	6.7	282	0.0	5,509	0.5	821	0.1	—	—
North America	—	—	—	—	—	—	—	—	—	—
Latin America	35,656	2.8	28,311	2.7	2,553	0.2	1,720	0.2	12,068	1.1
International Organizations, etc.	—	—	—	—	—	—	118	0.0	—	—

Total	178,812	14.2	194,869	18.4	116,208	10.7	114,811	12.7	73,100	6.8

IMPORT LOANS
Asia	15,577	1.2	—	—	—	—	31,586	3.5	5,267	0.5
The Pacific	18,009	1.4	14,097	1.3	15,331	1.4	15,429	1.7	14,834	1.4
Europe	7,337	0.6	—	—	—	—	—	—	17,903	1.7
The Middle East	—	—	12,410	1.2	117,300	10.8	9,862	1.0	3,338	0.3
Africa	1,465	0.1	718	0.1	733	0.1	411	0.0	482	0.0
North America	93,491	7.4	492	0.0	—	—	1,217	0.1	—	—
Latin America	—	—	—	—	—	—	—	—	18,900	1.8
International Organizations, etc.	92	0.0	—	—	—	—	—	—	—	—

Total	135,971	10.8	27,717	2.6	133,364	12.3	58,505	6.3	60,724	5.7

OVERSEAS INVESTMENT LOANS
Asia	235,517	18.7	192,264	18.1	292,627	27.0	187,027	20.7	268,442	25.1
The Pacific	15,857	1.3	16,621	1.6	66,344	6.1	61,098	6.8	1,138	0.1
Europe	180,132	14.3	25,003	2.4	132,077	12.2	65,903	7.3	74,756	7.0
The Middle East	—	—	113,361	10.7	67,890	6.3	232,016	25.7	417,033	39.1
Africa	24,404	1.9	33,883	3.2	31,167	2.9	—	—	18,790	1.8
North America	98,374	7.8	17,680	1.7	3,215	0.3	20,384	2.3	17,086	1.6
Latin America	131,862	10.5	82,064	7.7	119,640	11.0	150,385	16.6	77,184	7.2
International Organizations, etc.	—	—	199,590	18.8	16,422	1.5	—	—	—	—

Total	686,146	54.4	680,467	64.2	729,383	67.3	716,814	79.4	874,430	81.9

UNTIED LOANS
Asia	111,361	8.8	—	—	41,256	3.8	6,540	0.7	20,550	1.9
The Pacific	—	—	—	—	—	—	—	—	—	—
Europe	—	—	—	—	—	—	—	—	—	—
The Middle East	—	—	—	—	—	—	5,400	0.6	—	—
Africa	—	—	—	—	—	—	—	—	—	—
North America	—	—	—	—	—	—	—	—	—	—
Latin America	28,700	2.3	156,780	14.8	62,880	5.8	—	—	32,700	3.1
International Organizations, etc.	119,834	9.5	—	—	—	—	—	—	6.300	0.6
Total	259,895	20.6	156,780	14.8	104,136	9.6	11,940	1.3	59,550	5.6

INVESTMENT
International Organizations, et							2,243	0.2
Total							2,243	0.2

Total credit commitments	¥1,260,823	100.0%	¥1,059,833	100.0%	¥1,083,090	100.0%	¥904,312	100.0%	¥1,067,803	100.0%

Loan and Guarantee Terms

The JBIC Law provides that the Bank’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the Bank’s International Financial Operation revenues will cover its expenditures and losses. In addition, the Bank may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. The Bank carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

The Bank itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the Governor of the Bank, taking into consideration the Bank’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans (see “Business—International Financial Operations—Sources of Funds” on page 16).

Most of the Bank’s international financial operations involve the financing of projects in cooperation with private financial institutions. All loans extended to domestic borrowers are secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to the Bank at the Bank’s request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government, the foreign governmental financial institution, or by securities issued by Japanese domestic companies.

In addition to the loan terms provided in the JBIC Law, the Bank’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium- and long-term export credit.

The following table sets forth information concerning the balances of the Bank’s outstanding international financial operations loans as of March 31, 2006.

Loan Balances by Remainder of Term(1)

	As of March 31, 2006
	(millions of yen)
One year or less	¥1,068,496	13.7%
More than 1 to 2 years	1,182,878	15.2
More than 2 years to 3 years	1,106,778	14.2
More than 3 years to 4 years	898,416	11.5
More than 4 years to 5 years	759,039	9.8
More than 5 years to 6 years	625,397	8.0
More than 6 years to 7 years	538,657	6.9
More than 7 years to 8 years	456,794	5.9
More than 8 years to 9 years	324,460	4.2
More than 9 years to 10 years	238,511	3.1
More than 10 years	580,454	7.5

Total	¥7,779,879	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

Allowance for Possible Loan and Investment Losses

The Bank provides an allowance for possible loan and investment losses in its international financial operations, pursuant to the relevant cabinet order and related regulations. As of March 31, 2006, the Bank’s allowance totaled ¥55 billion. See Note 1 of “Notes to Financial Statements”.

As of March 31, 2006, the Bank wrote off loans totaling ¥35,726 million in its international financial operations. The amount of loans written off increased compared to the previous fiscal year, because the Bank began to write-off ODA loans waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the Bank may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the Bank considers the related loan to be in arrears immediately to the extent of the defaulted amount. As of March 31, 2006, of the Bank’s loans, outstanding principal totaling ¥97,177 million was in arrears for six months or more, most of which were overseas direct loans. This amount decreased 32% from the previous fiscal. See “Non-performing Loans” and Note 3 of “Notes to Financial Statements”.

Sources of Funds

The following table sets forth information concerning the sources of funds for JEXIM and the Bank’s international financial operations. See also “Financial Statements—Statement of Changes in Financial Position (International Financial Account)”.

Sources of Funds

	Year ended March 31,
	2005	2006
	(millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program (1)	¥321,600	¥383,100
Borrowings from the Postal Life Insurance Account	—	—
Bonds and Notes(2)	480,630	526,200

(1)	Includes both short-term and long-term borrowings.
(2)	Guaranteed by the Government except for the Fiscal Investment and Loan Program Agency Bond.

The Bank has raised funds for its international financial account through borrowings from the Japanese Government and issuances of Japanese Government-guaranteed bonds and notes in international markets. In accordance with the government’s policy to reform the zaito program (see “Government Control and Supervision”), the Bank began to raise funds in the Japanese domestic capital market on its own creditworthiness, starting in the fiscal year ended March 31, 2002. Specifically, the Bank issued bonds without a guarantee from the Japanese Government ¥260 billion during the fiscal years ended March 31, 2006, and plans to issue up to ¥260 billion during the fiscal year ending March 31, 2007.

Overseas Economic Cooperation Operations

In this section, references to financial information of the Bank are to the relevant financial information with respect to the Bank’s overseas economic cooperation account.

General

The Bank’s overseas economic cooperation operations fall into two categories: Official Development Assistance (ODA) loans and private-sector investment finance. All ODA loans and private-sector investment finance with a grant element of more than 25% are counted as ODA.

The Bank provides ODA loans to developing countries for their economic and social development and economic stability. All ODA loans are made according to agreements between the Japanese Government and the recipient countries. The Bank also provides private-sector investment finance to corporations in Japan and in developing countries to undertake projects in developing countries.

The Bank’s total commitments for the year ended March 31, 2006, amounted to ¥570 billion, and all of this amount is for the commitment of ODA. Total disbursements of the Bank for the year ended March 31, 2006 amounted to ¥658 billion, including ¥657.6 billion of ODA loans and ¥1.1 billion of private-sector investment finance. As of March 31, 2006, the outstanding balance of total ODA loans and private-sector investment finance was ¥11,582 billion.

Official Development Assistance Loans

The average interest rate of ODA loans committed by the Bank during the year ended March 31, 2006 was 0.99%, while the average repayment period was 32 years and 2 month (including the average grace period of 9 years and 3 months).

Measures for bridging regional income gaps in upper-middle income countries

As a result of recent rapid economic development, asymmetric growth in income across socio-economic classes and regions is becoming a serious challenge in upper-middle income countries. Encouraging their self-help efforts to address this problem, the Japanese Government will provide support for such countries by means of ODA loans.

ODA loans to upper-middle income countries have until now been limited in-principle to environmental, human resource development, and anti-seismic measures projects. In order to assist such countries to reduce regional income disparities, projects to develop specified economic and social infrastructure in low-income regions are now also included.

The following table shows the information concerning the balances of OECF’s or the Bank’s outstanding ODA loans as of the dates indicated:

Official Development Assistance Loans

	Fiscal year ended March 31,
	2002		2003		2004		2005		2006
	(millions of yen)
Asia	¥8,783,026	79.9%	¥9,000,862	80.2%	¥9,167,288	81.0%	¥9,306,086	82.1%	¥9,540,274	83.4%
The Middle East	530,157	4.8	519,327	4.6	508,390	4.5	491,549	4.3	475,278	4.2
Africa	1,000,366	9.1	1,000,212	8.9	973,441	8.6	875,648	7.7	773,951	6.8
Latin America and the Caribbean	608,791	5.5	626,015	5.6	580,355	5.1	565,132	5.0	525,304	4.6
Oceania	48,552	0.4	47,285	0.4	45,152	0.4	42,939	0.4	40,384	0.4
Europe	27,331	0.2	32,803	0.3	45,198	0.4	54,550	0.5	69,536	0.6
Others	—	—	—	—	—	—	—	—	—

Total	¥10,998,223	100.0%	¥11,226,503	100.0%	¥11,319,823	100.0%	¥11,335,904	100.0%	¥11,424,728	100.0%

The following table shows the geographic distribution of ODA loans committed by the Bank, as the case may be, for the periods indicated:

Geographical Distribution of ODA Loan Commitments

	Fiscal year ended March 31,
	2002		2003		2004		2005		2006
	(millions of yen)
Asia	¥616,507	89.6%	¥529,233	95.7%	¥528,370	89.9%	¥624,983	78.3%	¥475,384	83.4%
The Middle East	—	—	12,022	2.2	—	—	—	—	—	—
Africa	30,459	4.4	11,845	2.1	46,013	7.8	46,013	7.8	50,694	8.9
Latin America and the Caribbean	27,916	4.1	—	—	3,595	0.6	21,320	2.7	43,760	7.7
Oceania	—	—	—	—	—	—	—	—	—	—
Europe	12,894	1.9	—	—	9,689	1.6	47,838	6.0	—	—

Total	¥687,776	100.0%	¥553,100	100.0%	¥587,667	100.0%	¥798,605	100.0%	¥569,838	100.0%

The following table shows the sectorial distribution of ODA loans committed by the Bank, as the case may be, for the periods indicated:

Sectorial Distribution of ODA Loan Commitments

	Fiscal year ended March 31,
	2002		2003		2004		2005		2006
	(millions of yen)
Electric Power and Gas	¥139,361	20.3%	¥206,241	37.3%	¥281,186	47.8%	¥189,736	23.8%	¥170,102	29.9%
Transportation	370,941	53.9	110,775	20.0	132,381	22.5	306,869	38.4	194,245	34.1
Telecommunications	—	—	19,497	3.5	20,202	3.4	3,029	0.4	0	0.0
Irrigation and Flood Control	45,427	6.6	47,741	8.6	11,115	1.9	51,126	6.4	37,192	6.5
Agriculture, Forestry and Fisheries	7,977	1.2	52,070	9.4	24,760	4.2	31,530	3.9	13,937	2.4
Mining and Manufacturing	5,194	0.8	—	—	0	—	21,001	2.6	3,299	0.6
Social Services	118,876	17.3	109,336	19.8	118,023	20.1	182,520	22.9	125,614	22.0
Commodity Loans	—	—	7,440	1.3	0	—	12,794	1.6	25,449	4.5

Total	¥687,776	100.0%	¥553,100	100.0%	¥587,667	100.0%	¥798,605	100.0%	¥569,838	100.0%

The following table sets forth information concerning the balances of the Bank’s outstanding Overseas Economic Cooperation loans as of March 31, 2006:

Loan Balances by Remainder of Term

	As of March 31, 2006
	(millions of yen)
One year or less	¥561,469	5.0%
More than 1 to 2 years	607,894	5.4
More than 2 years to 3 years	632,927	5.7
More than 3 years to 4 years	657,838	5.9
More than 4 years to 5 years	613,737	5.5
More than 5 years to 6 years	610,330	5.5
More than 6 years to 7 years	591,375	5.3
More than 7 years to 8 years	585,622	5.2
More than 8 years to 9 years	583,712	5.2
More than 9 years to 10 years	566,321	5.1
More than 10 years to 11 years	540,907	4.8
More than 11 years to 12 years	538,840	4.8
More than 12 years to 13 years	506,282	4.5
More than 13 years to 14 years	468,568	4.2
More than 14 years to 15 years	439,177	3.9
More than 15 years	2,673,308	23.9

Total	¥11,178,308	100.0%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

Private-sector Investment Finance

The Bank’s private-sector investment finance operations provide economic cooperation through extending loans and making equity investment for private sector activities in developing countries. The outstanding amount of private-sector investment financed by the Bank as of March 31, 2006 was ¥160 billion, including equity participation totaling ¥155 billion.

Commitment of Private Sector Investment Finance

Fiscal year ended March 31,	Amount (in millions)	Number of Commitments
2000(1)	878	1
2001	4,983	3
2002	—	—
2003(2)	486	1

(1)	Combined data for the six months ended September 30, 1999 with respect to OECF and for the six months ended March 31, 2000 with respect to the Bank.
(2)	Private Sector Investment Finance discontinued making new loans starting April 1, 2003, in accordance with the Reorganization and Rationalization Plan for Special Public Institutions.

Allowance for Possible Loan and Investment Losses

The Bank provides an allowance for possible loan and investment losses in its overseas economic cooperation operations, pursuant to the relevant cabinet order and related regulations. As of March 31, 2006, the Bank’s allowance totaled ¥402 billion. See Note 1 of “Notes to Financial Statements”.

As of March 31, 2006, the Bank wrote off loans totaling ¥127,476 million in its overseas economic cooperation operations. The amount of loans written off decreased compared to the previous fiscal year, because the bank began to write-off ODA loans waived according to the “Changes in Debt Relief Method” announced by the Japanese Government in December 2002.

In cases where borrowers indicate that they may be unable to meet payments on their loans, the Bank may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectibility of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), the Bank considers the related loan to be in arrears immediately to the extent of the defaulted amount. As of March 31, 2006, of the Bank’s loans, outstanding principal totaling ¥333,173 million was in arrears for six months or more, most of which related to overseas direct loans. See “Non-performing Loans” and Note 3 of “Notes to Financial Statements”.

Sources of Funds

The following table sets forth information concerning the sources of funds for the Bank’s overseas economic cooperation operations. See also “Financial Statements—Statement of Changes in Financial Position (Overseas Economic Corporation Account)”.

Sources of Funds

	Year ended March 31,
	2005	2006
	(millions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program	¥368,900	¥343,800
Capital subscriptions from the general account budget	186,600	174,400

Moreover, the Government of Japan may, within the limits of the budget, grant to the Bank an amount corresponding to a part of the expenses required for the Overseas Economic Cooperation operations.

Capital of the Bank

The following table sets forth information concerning the Bank’s total assets and equity based on both statutory financial statements (“JBIC Law financial statements”) and Japanese GAAP financial statements.

JBIC Law Financial Statements

	Total
				International Financial Account			Overseas Economic Cooperation Account
	Year ended March 31,
(millions of yen)	2004	2005	2006	2004	2005	2006	2004	2005	2006
Total assets	21,344,307	21,024,581	21,061,482	10,143,392	9,779,508	9,782,576	11,200,915	11,245,073	11,278,906

Total equity	8,489,569	8,730,107	8,998,531	1,699,434	1,727,538	1,766,824	6,790,135	7,002,569	7,231,707

Capital	7,690,144	7,876,744	8,051,144	985,500	985,500	985,500	6,704,644	6,891,244	7,065,644
Reserve	659,250	761,749	820,473	638,582	676,258	709,148	20,667	85,491	111,325
Earnings	140,175	91,614	126,914	75,352	65,780	72,176	64,823	25,834	54,738

Total equity/Total assets	39.77%	41.52%	42.73%	16.75%	17.66%	18.06%	60.62%	62.27%	64.12%

Japanese GAAP Financial Statements

	Total
				International Financial Account			Overseas Economic Cooperation Account
	Year ended March 31,
(millions of yen)	2004	2005	2006	2004	2005	2006	2004	2005	2006
Total assets	20,839,757	20,653,038	20,897,824	10,146,237	9,827,312	9,863,621	10,693,520	10,825,726	11,034,203

Total equity	7,895,995	8,175,343	8,626,381	1,620,702	1,599,369	1,646,190	6,275,293	6,575,973	6,980,190

Capital	7,690,144	7,876,744	8,051,144	985,500	985,500	985,500	6,704,644	6,891,244	7,065,644
Reserve	205,851	298,598	575,236	635,202	613,869	660,690	(429,350)	(315,270)	(85,454)

Total equity/Total assets	37.89%	39.58%	41.28%	15.97%	16.27%	16.69%	58.68%	60.74%	63.26%

In the fiscal year ended March 31, 2002, the Bank began to compute its BIS based capital adequacy ratio as set forth in the table below.

	Year ended March 31,
	2005			2006
(millions of yen)	Total	International Financial Account	Overseas Economic Cooperation Account	Total	International Financial Account	Overseas Economic Cooperation Account
Core Capital (Tier I) (A)	8,142,453	1,566,479	6,575,973	8,590,293	1,610,103	6,980,190
Supplementary Capital (Tier II) (B)	134,550	46,980	87,570	86,390	40,872	45,518
Exclusion (C)	—	—	—	—	—	—
Total Capital (A)+(B)-(C) (D)	8,277,004	1,613,460	6,663,543	8,676,683	1,650,975	7,025,708
Risk Assets, etc (E)	21,582,731	9,015,272	12,567,459	21,443,350	8,926,180	12,517,170
Total Capital Ratio (D)/(E)	38.35%	17.90%	53.02%	40.46%	18.49%	56.12%
Tier I Ratio (A)/(E)	37.73%	17.38%	52.33%	40.06%	18.03%	55.76%

(1)	Because general loan loss allowance of up to 1.25% of risk assets, etc (Item (E)) can be in the calculation for supplementary capital, the sum of International Financial Account and Overseas Economic Cooperation Account do not reconcile to the total figure.

Non-performing Loans

In the fiscal year ended March 31, 2001, the Bank began to assess all claims and monitor risks on its loans and other credits in accordance with the standards set forth in the Financial Inspection Manuals of the Financial Services Agency of Japan, and is applying to its assets the asset quality self-assessment standards applied by Japanese commercial financial institutions to their assets. The Bank’s asset quality self-assessment is based on its financial statements prepared in accordance with Japanese GAAP. ChuoAoyama PricewaterhouseCoopers audited the Bank’s self-assessment.

The Bank assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although the Bank is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Law of 1981, as amended (the “Banking Law”). The Banking Law standards require “Risk-monitored Loans” to be disclosed in four categories: (1) bankrupt loans, (2) non-accrual loans, (3) past due loans (three months or more), and (4) restructured loans. The loan categories can be described in greater detail as follows:

“Bankrupt loans” are loans to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or have had their transactions with the promissory note clearinghouse suspended, or loans to borrowers which have begun similar proceedings under any foreign law.

“Non-accrual loans” are loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, but exclude “Bankrupt loans”.

“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from the date following the scheduled payment date, but exclude “Bankrupt loans” and “Non-accrual loans”.

“Restructured loans” are loans the terms of which the Bank has modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrower by, among other things, reducing the stated interest rate, deferring interest payments or write downs, but exclude (1) “Bankrupt loans”, (2) “Non-accrual loans”, and (3) “Past due loans (three months or more)”.

The following tables set forth the results of the Bank’s assessment of its loans according to the Banking Law standards as of March 31, 2005 and 2006:

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

	As of March 31, 2005
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt loans	¥—	¥—	¥—
Non-accrual loans	265,797	122,764	388,561
Loans past due three months or more as to principal or interest payments	2,714	—	2,714
Restructured loans	325,428	724,275	1,049,703

Total	¥593,940	¥847,039	¥1,440,979

	As of March 31, 2006
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt loans	¥47,333	¥—	¥47,333
Non-accrual loans	156,454	96,998	253,452
Loans past due three months or more as to principal or interest payments	2,714	—	2,714
Restructured loans	141,007	184,691	325,698

Total	¥347,510	¥281,689	¥629,199

In addition, the Bank has assessed its loans and other assets in accordance with disclosure requirements that are based, in all material respects, on the requirements set forth in the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”). The Financial Revitalization Law requires that problem assets be categorized in three categories: (1) bankrupt and quasi-bankrupt assets, (2) doubtful assets and (3) substandard loans, which may be described more fully as follows:

“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

“Doubtful Assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which the Bank granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”.

The following table sets forth the result of the Bank’s assessment of its loan portfolio according to the Financial Revitalization Law standards as of March 31, 2005 and 2006:

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

	As of March 31, 2005
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt and quasi-bankrupt assets	¥69,780	¥—	¥69,780
Doubtful assets	196,173	122,764	318,937
Substandard loans	328,142	724,275	1,052,417

Total	¥594,096	¥847,039	¥1,441,136

	As of March 31, 2006
	International Financial Account	Overseas Economic Cooperation Account	Total
	(millions of yen)
Bankrupt and quasi-bankrupt assets	¥47,664	¥—	¥47,664
Doubtful assets	156,123	96,998	253,121
Substandard loans	143,722	184,691	328,413

Total	¥347,510	¥281,689	¥629,199

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2006, for which the Bank agreed to provide debt relief pursuant to the Paris Club agreements was ¥417,943 million on the International Financial Account and ¥1,262,313 million on the Overseas Economic Cooperation Account.

In the past, the Bank had not categorized the loans rescheduled under the Paris Club agreements, described above, under “Restructured loans.” This practice was based on the assumption that, unlike loans provided by private financial institutions, the Bank’s loans, as loans from a public creditor, benefit from an asset securing mechanism under the international framework which accords a high probability of repayment. However, in order to facilitate comparison with private financial institutions, effective from the fiscal year ending March 31, 2005, the Bank now classifies its loans rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Past due loans (3 months or more)”, as “Restructured loans”. The amount of such loans as of March 31, 2006, included in “Restructured loans” in the above table, is ¥20,470 million attributable to the International Financial Account, of which ¥10,890 million represents original principal and ¥184,691 million attributable to the Overseas Economic Cooperation Account, of which ¥96,407 million represents original principal.

Risk Management

The Bank manages major risks in its operations as a policy-lending institution in the following manner.

Credit Risks

Managing credit risks

The cornerstone of credit risk management at the Bank is evaluation of an individual borrower’s creditworthiness, among other factors, in the process leading to credit approval. When a new credit is processed, the relevant financing departments, credit analysis department and country economic analysis department collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place, with checks and balances at work between these different departments throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, the Bank makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, the Bank evaluates sovereign or country risk based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking and examining the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Internal credit rating

The Bank recently started an internal credit rating program that covers substantially all of its borrowers. The Bank uses its internal credit ratings for loan appraisals and to quantify its credit risks.

Internal assessment of asset portfolio

As part of its internal credit risk management, the Bank started self-assessments of its asset portfolio in the year ended March 31, 2001. The Bank is undertaking internal assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency as well as in consultation with an auditing firm to assure the appropriateness of the Bank’s self-assessment of its loan assets. In this process, the Bank, following the examples of private financial institutions, conducts first stage assessments by the relevant financing departments, second stage assessments by the credit and country economic analysis departments, and inspections by the auditing department. The results of this internal assessment of asset portfolios are used for the disclosure of the quality of assets to enhance the transparency of the Bank’s financial position. See Note 7 of “Notes to Financial Statements”.

Quantifying credit risks

In addition to individual credit risk management, the Bank is working on quantifying credit risks with a view to reflecting them in financing policy in the future. To quantify credit risks, it is important to take into account the characteristic of the Bank’s loan portfolio that there is a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. Currently, work is under way on measuring the volume of overall credit risks, incorporating these factors.

Market Risks

Exchange rate risk

Foreign currency-denominated loans of the Bank’s international financial operations involve risks related to exchange rate fluctuations. The Bank has a consistent policy of managing its risk by hedging the full amount of such exposure through currency swaps and forward exchange transactions. Loans provided by the Bank’s overseas economic cooperation operations do not involve exchange rate risk, since none of the loans are denominated in foreign currencies.

Interest rate risk

In the Bank’s international financial operations, interest rate risk for foreign currency-denominated (and for a portion of yen-denominated loans) is mainly hedged by using interest rate swaps by which both foreign currency-denominated loans (and for a portion of yen-denominated loans) and the related funding arrangements can be managed on a floating rate basis. Interest rate risk for yen-denominated loans is limited since maturity of loans and the related funding arrangements, both on a fixed-rate basis, are generally matched. In addition, the Bank makes careful projections of its future asset/liability structure and profits and losses.

In the Bank’s overseas economic cooperation operations, the capacity for absorbing interest rate risk is enhanced by capital injection from the national budget along with borrowing under the zaito program (see “Government Control and Supervision”). As in the case of the international financial operations, careful projections are made by the Bank of its future asset/liability structure and profits and losses.

Derivatives transactions

Policy for derivatives transactions

The Bank engages in derivatives transactions exclusively for the purpose of hedging exchange rate and interest rate risks that are involved in its lending and funding operations.

Transactions

Derivatives transactions of the Bank include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2006.

Credit Risk Amounts of Derivatives, etc.

	As of March 31, 2006
	Notional Amount	Credit Risk
	(billions of yen)
Interest Rate Swap	¥2,500	¥50
Currency Swaps	4,415	397
Forward Exchange Contracts	6.0	0.1
Other Derivatives	—	—
Credit Risk Reductions through Netting	—	(208)

Total	¥6,922	¥239

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Potential loss from the failure of a counterparty to perform its obligations in accordance with terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

The Bank constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. The Bank is minimizing the liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit line with the Bank. The Bank borrows under the zaito program and issues government-guaranteed bonds in the international capital markets. The Bank started to issue bonds without a government guarantee in the domestic capital market in the year ended March 31, 2001.

MANAGEMENT

The JBIC Law stipulates that Bank’s management consists of a Governor, two Deputy Governors and Managing Directors and up to seven Senior Executive Directors. In addition to these officers, the Bank shall have up to two Auditors. The Governor and the Auditors are appointed by the Minister of Finance and the Deputy Governors and Managing Directors are appointed by the Governor with the consent of the Minister of Finance. Senior Executive Directors are appointed by the Governor.

The Governor is the Bank’s chief executive officer, and the Deputy Governors and Managing Directors are his alternates. The Senior Executive Directors exercise various management functions in accordance with delegations from the Governor, but final authority in all matters resides exclusively with the Governor.

The Auditors audit the business of the Bank and may submit their views to the Governor or the supervising Ministers (the Minister of Finance and the Minister of Foreign Affairs) when they deem it necessary. Every half year, the Auditors audit the Bank’s statutory financial statements. Their opinion, together with the statutory financial statements, is submitted to the Minister of Finance within two months after termination of the first six-month period of each fiscal year and within three months after termination of each fiscal year.

The Bank’s Executive Officers (as of September 1, 2006)

Title	Name
Governor	Kyosuke Shinozawa
Deputy Governor and Managing Director	Koji Tanami
Deputy Governor and Managing Director	Yoshihiko Morita
Senior Executive Director	Tadashi Iwashita
Senior Executive Director	Shigeru Nozaki
Senior Executive Director	Fumio Hoshi
Senior Executive Director	Shigeru Takeda
Senior Executive Director	Junichi Kondo
Senior Executive Director	Hiroshi Saito
Senior Executive Director	Tetsuo Shioguchi
Auditor	Yasuo Furutachi
Auditor	Yorihiro Narita

Executive Director, JBIC Institute	Teruyuki Tanabe
Resident Executive Director, Osaka Branch	Koji Sumiya
Executive Director	Hiroto Arakawa
Resident Executive Director for Asia and Oceania	Wataru Yoshida
Resident Executive Director for Europe and the Middle East	Kuniaki Ito
Resident Executive Director for Africa	Izumi Arai
Resident Executive Director for the Americas	Toru Tokuhisa

DEBT RECORD

There has been no default on any obligation of the Bank.

FINANCIAL STATEMENTS OF JAPAN BANK FOR INTERNATIONAL

COOPERATION AND AUDITORS

The JBIC Law requires the Bank to prepare statutory financial statements twice a year and to submit them, with an opinion of the Bank’s Auditors thereon, to the Minister of Finance. The accounts of the Government Agencies, which include the Bank, are examined semi-annually by the Board of Audit to determine compliance with certain statutory requirements. The Board of Audit is an independent body created by the Constitution of Japan, and its Examination Reports on the accounts of the Bank and the other Government Agencies, together with its Audit Reports on the final accounts of the Government, are submitted to the Diet through the Cabinet.

Since the fiscal year ended March 31, 2001, the Bank has prepared and made public financial statements in accordance with generally accepted accounting principles and practices for Japanese private corporations (Japanese GAAP), in addition to preparing the statutory financial statements in accordance with the JBIC Law and regulations thereunder. The Bank’s Japanese GAAP financial statements consist of a balance sheet, statement of operations, statement of cash flows, statement of equity, and accompanying notes, all presented in accordance with Japanese GAAP and available in English as well as in Japanese (see Exhibit 4 to this Annual Report on Form 18-K). The Bank’s Japanese GAAP financial statements have been audited by ChuoAoyama PricewaterhouseCoopers, independent accountants, as stated in their report, which is incorporated in Exhibit 4 to this Annual Report on Form 18-K. JBIC may from time to time review its financial statements and accounting procedures and to make appropriate changes to them reflecting market practices and regulations. In preparing the financial statements presented in accordance with Japanese GAAP, the Bank made necessary adjustments to its statutory financial statements, which were prepared based on the Bank’s statutes and related regulations as well as accounting principles applied to special public corporations. The principal differences in accounting practice between the two sets of financial statements pertain to the calculation of the provision for allowance for possible loan losses, the calculation of the allowance for employee retirement benefits, and the accounting treatment of foreign currency transactions and financial products.

Key Differences Between the Japanese GAAP and JBIC Law Financial Statements

	Japanese GAAP Financial Statements	JBIC Law Financial Statements
Profit distribution	• Payments to the National Treasury are classified as profit distribution

•      The JBIC Law and Cabinet orders provide that half of profits in the International Financial Account shall be transferred to reserves. All profits in the Overseas Economic Cooperation Account shall be transferred to reserves

• Profits remaining in the International Financial Account after providing for reserves shall be paid to the National Treasury

Allowance for possible loan and investment losses	• Provided based on the results of a self-assessment of assets according to the Financial Inspection Manuals	• JBIC provides an allowance based on a MOF Notification

	• Conducts a self-assessment of loan assets and provide a general allowance based on a projected loss rate for loans to Normal borrowers and Watch borrowers	<International Financial Account> • In principle, provided at 3/1,000 of loans outstanding at the fiscal year-end

	• As for loans to Potentially bankrupt borrowers, Substantially bankrupt borrowers and Bankrupt borrowers, establishes specific allowance / depreciation according to a self-assessment of loan assets	• For loans to countries subject to Paris Club relief measures, the allowance is provided within an amount calculated based on the agreed reduced rate

Japanese GAAP Financial Statements	JBIC Law Financial Statements
• Establishes allowance for possible investment losses for Category III investments and depreciation for Category IV investments

•      The allowance is provided equal to 100% of each of the following outstanding loans: (i) loans to the countries which are categorized as HIPCs, and have reached the Completion Point at fiscal year-end, (ii) loans to the HIPCs which have not reached the Decision Point at the end of FY2002, and (iii) loans under TDB scheme

<Overseas Economic Cooperation Account>

• For ODA loans, provided at 0.1/1,000 of loans outstanding at fiscal year-end

• For private-sector investment finance, provided at 30/1,000 of loans outstanding at fiscal year-end

• For equity participation, to cover undistributed losses of invested corporations, provided in proportion to JBIC’s investment against total investment to the corporations

• The allowance is provided equal to 100% of each of the outstanding loans to the HIPCs which have not reached the Decision Point at the end of FY 2002

	Japanese GAAP Financial Statements	JBIC Law Financial Statements
Allowance for employee retirement benefits	• Calculates retirement benefit obligations and provides allowance after deducting the current market value of pension assets	• Not provided

Translation of foreign currency transactions	• Previous month-end TTM for transactions during the year. Fiscal year-end stock at fiscal year-end TTM

•      Non-exchange transactions are stated at the Basic Rate of Exchange (revised semi-annually in January and July by The Bank of Japan). Transactions covered by a forward exchange contract are stated at the contract rate

Financial products (derivatives)	• All derivative financial instruments are carried at fair value, except for certain derivatives for that hedge accounting is employed	• Off balance sheet transactions

Statements of cash flows	• Cash flows during the period are classified into operating activities, investing activities and financing activities	• Not prepared

Differences between the Japanese GAAP and JBIC Law Financial Statements with regard to total assets and equity as of March 31, 2006

	Total			International Financial Account			Overseas Economic Cooperation Account
	Japanese GAAP 	JBIC Law ‚	–‚	Japanese GAAP 	JBIC Law ‚	–‚	Japanese GAAP 	JBIC Law ‚	–‚
	(billions of yen)
Total Assets	20,898	21,061	(163)	9,864	9,783	81	11,034	11,279	(245)
Total Equity	8,626	8,999	(373)	1,646	1,767	(121)	6,980	7,232	(252)
Capital	8,051	8,051	—	986	986	—	7,066	7,066	—
Reserves	575	947	(372)	661	781	(120)	(85)	166	251
Total Equity/ Total Assets	41.28%	42.73%	(1.45)%	16.69%	18.06%	(1.37)%	63.26%	64.12%	(0.85)%

Report of Auditors of Japan Bank for International Cooperation

JAPAN BANK FOR INTERNATIONAL

COOPERATION

4-1, Ohtemachi 1-chome

Chiyoda-ku, Tokyo

As auditors of Japan Bank for International Cooperation, we have audited the balance sheet of Japan Bank for International Cooperation as of March 31, 2006 and the related statement of earnings for the year ended March 31, 2006. Our audit was made in accordance with the Japan Bank for International Cooperation Law and regulations thereunder.

In our opinion, the financial statements referred to above present fairly the financial position of Japan Bank for International Cooperation as of March 31, 2006 and the results of its operations for the year then ended, in conformity with the Japan Bank for International Cooperation Law and regulations thereunder and accounting principles generally accepted in Japan.

/s/ YASUO FURUTACHI
YASUO FURUTACHI
Auditor
Japan Bank for International Cooperation

/s/ YORIHIRO NARITA
YORIHIRO NARITA
Auditor
Japan Bank for International Cooperation

September 25, 2006

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEETS (THE BANK)

	March 31, 2006	March 31, 2005	March 31, 2006
	(Millions of Yen)		(Millions of U. S. Dollars)
ASSETS:

Cash and Cash Equivalents	¥646,577	¥169,036	$5,722
Loans (Note 2)	19,329,471	19,840,270	171,057
Investments	153,183	155,172	1,356
Securities	10,186	—	90
Accrued Interest Income	144,337	144,162	1,277
Miscellaneous Assets	149,247	231,558	1,321
Premises and Equipment	25,969	26,367	230
Deferred Charges	4,018	3,556	36
Customers’ Liabilities for Acceptances and Guarantees	1,055,083	903,483	9,337
Allowance for Possible Loan and Investment Losses	(456,589)	(449,023)	(4,041)

TOTAL ASSETS	¥21,061,482	¥21,024,581	$186,385

LIABILITIES, CAPITAL AND RESERVES:

Liabilities:
Borrowings (Note 4):	¥8,926,789	¥9,559,735	$78,998
Bonds and Notes	1,991,422	1,759,488	17,623
Accrued Interest Expenses	81,866	64,353	724
Miscellaneous Liabilities	7,791	7,414	69
Acceptances and Guarantees	1,055,083	903,483	9,337

TOTAL LIABILITIES	12,062,951	12,294,474	106,752

Capital and Reserves:
Capital of the Account for International Financial Operations (Note 5)	985,500	985,500	8,721
Capital of the Account for Overseas Economic Cooperation Operations (Note 5)	7,065,644	6,891,244	62,528
Reserve of the Account for International Financial Operations (Note 6)	709,148	676,258	6,276
Net Earnings of the Account for International Financial Operations	72,176	65,780	639
Reserve of the Account for Overseas Economic Cooperation Operations (Note 6)	111,325	85,491	985
Net Earnings of the Account for Overseas Economic Cooperation Operations	54,738	25,834	484

TOTAL CAPITAL AND RESERVES	8,998,531	8,730,107	79,633

TOTAL LIABILITIES, CAPITAL AND RESERVES	21,061,482	21,024,581	186,385

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF EARNINGS (THE BANK)

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005	Fiscal Year Ended March 31, 2006
	(Millions of Yen)		(Millions of U. S. Dollars)
Ordinary Income:
Interest on Loans	¥568,359	¥472,683	$5,030
Guarantee Commissions	3,866	3,897	34
Interest on Securities	40	—	0
Dividends on Investments	5,692	3,455	50
Grant from General Account	30,000	30,000	265
Interest on Deposits in Banks	5,867	2,495	52
Interest on Swaps and Miscellaneous Interest Received	19,942	59,936	176
Commissions	2,275	1,972	20
Foreign Exchange Gains	6,347	1,619	56
Other Income	3,174	1,448	28
Reversal of Allowance for Possible Loan and Investment Losses	449,023	450,389	3,974

Total	¥1,094,583	¥1,027,894	$9,687

Ordinary Expenses:
Interest on Borrowings	¥180,350	¥220,571	$1,596
Interest on Bonds and Notes	54,746	45,056	484
Interest on Swaps and Miscellaneous Interest Payment	71,776	29,029	635
Administrative Expenses	23,793	24,437	211
Depreciation of Premises and Equipment	1,076	1,212	10
Commissions	5,849	5,787	52
Foreign Exchange Losses	5,448	5,783	48
Loss from Disposal of Investments	1,684	—	15
Write-off of Loans	163,202	149,180	1,444
Amortization of Discounts on Bonds and Notes	558	673	5
Amortization of Bond and Note Issue Expenses	1,044	1,065	9
Other Expenses	1,555	4,463	14
Provision for Allowance for Possible Loan and Investment Losses	456,589	449,023	4,041

	967,670	936,281	8,563
Net Earnings of the Account for International Financial Operations	72,176	65,780	639
Net Earnings of the Account for Overseas Economic Cooperation Operations	54,738	25,834	484

Total	¥1,094,583	¥1,027,894	$9,687

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION (THE BANK)

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005
	(millions of yen)
Funds Brought Forward from the Prior Fiscal Period	¥169,036	¥219,862

SOURCE OF FUNDS:
Investments from Government	174,400	186,600
Grant from Government	30,000	30,000
Long-term Borrowings from Government Trust Fund Bureau	726,900	690,500
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Short-term Borrowings from Private Banks	50,000	—
Bonds and Notes	526,200	480,630
Collection from Loans	2,082,300	1,908,713
Interest on Loans	462,493	440,801
Guarantee Commissions	3,656	3,685
Interest on Securities	25	—
Interest on Deposits in Banks	5,867	2,495
Interest on Swaps and Miscellaneous Interest Received	125,561	136,303
Others	21,330	4,681

TOTAL SOURCES	¥4,208,732	¥3,884,408

USE OF FUNDS:
Loans	1,504,432	1,683,151
Investments	405	2,528
Repayment of Borrowings from Government Trust Fund Bureau	1,308,284	1,462,284
Repayment of Borrowings from Government Post Office Life Insurance Fund	51,562	61,406
Repayment of Borrowings from Private Banks	50,000	—
Redemption of Bonds and Notes	333,536	304,032
Purchase of Premises and Equipment	721	174
Interest on Borrowings from Government Trust Fund Bureau	180,378	223,692
Interest on Borrowings from Government Post Office Life Insurance Fund	3,060	4,642
Interest on Borrowings from Private Banks	1	—
Interest on Bonds and Notes	48,530	43,775
Interest on Swaps and Miscellaneous Interest Payment	161,370	93,856
Outsourcing Costs	5,848	5,782
Administrative Expenses	23,548	24,235
Miscellaneous Expenses for Bond Issuance	244	201
Others	24,545	(11,070)
Payment to National Treasury	34,726	36,547

TOTAL USES	¥3,731,191	¥3,935,235

Funds Carried Forward to the Next Fiscal Period	¥646,577	¥169,036

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEETS

(INTERNATIONAL FINANCIAL ACCOUNT)

	March 31, 2006	March 31, 2005	March 31, 2006
	(Millions of Yen)		(Millions of U. S. Dollars)
ASSETS:

Cash and Cash Equivalents	¥628,142	¥105,346	$5,559
Loans (Note 2)	7,900,557	8,499,785	69,916
Investments	385	112	3
Securities	10,186	—	90
Accrued Interest Income	71,461	62,833	632
Miscellaneous Assets	148,631	231,009	1,315
Premises and Equipment	19,121	19,465	169
Deferred Charges	4,018	3,551	36
Customers’ Liabilities for Acceptances and Guarantees	1,055,083	903,483	9,337
Allowance for Possible Loan and Investment Losses	(55,009)	(46,076)	(487)

TOTAL ASSETS	¥9,782,576	¥9,779,508	$86,571

LIABILITIES, CAPITAL AND RESERVES:

Liabilities:
Borrowings (Note 4):	¥4,906,569	¥5,359,276	$43,421
Bonds and Notes	1,981,422	1,734,488	17,535
Accrued Interest Expenses	65,919	47,960	583
Miscellaneous Liabilities	6,759	6,763	60
Acceptances and Guarantees	1,055,083	903,483	9,337

TOTAL LIABILITIES	8,015,752	8,051,970	70,936

Capital and Reserves:
Capital (Note 5)	985,500	985,500	8,721
Reserve (Note 6)	709,148	676,258	6,276
Net Earnings for the Period	72,176	65,780	639

TOTAL CAPITAL AND RESERVES	1,766,824	1,727,538	15,636

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥9,782,576	¥9,779,508	$86,571

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF EARNINGS

(INTERNATIONAL FINANCIAL ACCOUNT)

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005	Fiscal Year Ended March 31, 2006
	(Millions of Yen)		(Millions of U. S. Dollars)
Ordinary Income:
Interest on Loans	¥320,026	¥213,011	$2,832
Guarantee Commissions	3,866	3,897	34
Interest on Securities	40	—	0
Interest on Deposits in Banks	5,867	2,495	52
Interest on Swaps and Miscellaneous Interest Received	19,939	59,936	176
Commissions	1,589	1,286	14
Foreign Exchange Gains	6,347	1,619	56
Other Income	2,843	1,132	25
Reversal of Allowance for Possible Loan and Investment Losses	46,076	48,570	408

Total	¥406,593	¥331,945	$3,598

Ordinary Expenses:
Interest on Borrowings	¥91,355	¥117,362	$808
Interest on Bonds and Notes	54,136	44,316	479
Interest on Swaps and Miscellaneous Interest Payment	71,776	28,676	635
Administrative Expenses	14,843	15,245	131
Depreciation of Premises and Equipment	761	859	7
Commissions	3,015	3,588	27
Foreign Exchange Losses	5,448	5,783	48
Write-off of Loans	35,726	2,517	316
Amortization of Discounts on Bonds and Notes	553	668	5
Amortization of Bond and Note Issue Expenses	1,044	1,065	9
Other Expenses	751	9	7
Provision for Allowance for Possible Loan and Investment Losses	55,009	46,076	487

	334,417	266,166	2,959
Net Earnings	72,176	65,780	639

Total	¥406,593	¥331,945	$3,598

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION

(INTERNATIONAL FINANCIAL ACCOUNT)

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005
	(millions of yen)
Funds Brought Forward from the Prior Fiscal Period	¥105,346	¥185,185

SOURCE OF FUNDS:
Long-term Borrowings from Government Trust Fund Bureau	383,100	321,600
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Short-term Borrowings from Private Banks	50,000	—
Bonds and Notes	526,200	480,630
Collection from Loans	1,579,111	1,393,398
Interest on Loans	272,567	207,939
Guarantee Commissions	3,656	3,685
Interest on Securities	25	—
Interest on Deposits in Banks	5,867	2,495
Interest on Swaps and Miscellaneous Interest Received	125,559	136,303
Others	13,539	1,486

TOTAL SOURCES	¥2,959,624	¥2,547,536

USE OF FUNDS:
Loans	851,402	1,028,633
Investment	293	112
Repayment of Borrowings from Government Trust Fund Bureau	802,713	949,880
Repayment of Borrowings from Government Post Office Life Insurance Fund	33,094	39,462
Repayment of Borrowings from Private Banks	50,000	—
Redemption of Bonds and Notes	318,536	304,032
Purchase of Premises and Equipment	447	108
Interest on Borrowings from Government Trust Fund Bureau	92,108	121,339
Interest on Borrowings from Government Post Office Life Insurance Fund	1,927	2,954
Interest on Borrowings from Private Banks	1	—
Interest on Bonds and Notes	47,907	43,035
Interest on Swaps and Miscellaneous Interest Payment	161,370	93,503
Outsourcing Costs	2,988	3,585
Administrative Expenses	14,616	15,045
Miscellaneous Expenses for Bond Issuance	227	199
Others	24,472	(11,059)
Payment to National Treasury	34,726	36,547

TOTAL USES	¥2,436,828	¥2,627,375

Funds Carried Forward to the Next Fiscal Period	¥628,142	¥105,346

JAPAN BANK FOR INTERNATIONAL COOPERATION

BALANCE SHEETS

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	March 31, 2006	March 31, 2005	March 31, 2006
	(Millions of Yen)		(Millions of U. S. Dollars)
ASSETS:

Cash and Cash Equivalents	¥18,435	¥63,689	$163
Loans (Note 2)	11,428,913	11,340,485	101,141
Investments	152,798	155,060	1,352
Accrued Interest Income	72,876	81,328	645
Miscellaneous Assets	615	549	5
Premises and Equipment	6,848	6,902	61
Deferred Charges	—	5	—
Allowance for Possible Loan and Investment Losses	(401,580)	(402,946)	(3,554)

TOTAL ASSETS	¥11,278,906	¥11,245,073	$99,813

LIABILITIES, CAPITAL AND RESERVES:

Liabilities :
Borrowings (Note 4):	¥4,020,220	¥4,200,459	$35,577
Bonds and Notes	10,000	25,000	88
Accrued Interest Expenses	15,947	16,393	141
Miscellaneous Liabilities	1,032	651	9

TOTAL LIABILITIES	4,047,199	4,242,504	35,816

Capital (Note 5)	7,065,644	6,891,244	62,528
Reserve (Note 6)	111,325	85,491	985
Net Earnings for the Period	54,738	25,834	484

TOTAL CAPITAL AND RESERVES	7,231,707	7,002,569	63,997

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥11,278,906	¥11,245,073	$99,813

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF EARNINGS

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005	Fiscal Year Ended March 31, 2006
	(Millions of Yen)		(Millions of U. S. Dollars)
Ordinary Income:
Interest on Loans	¥248,333	¥259,672	$2,198
Dividends on Investments	5,692	3,455	50
Grant from General Account	30,000	30,000	265
Interest on Deposits in Banks	0	—	0
Miscellaneous Interest Received	2	0	0
Commissions	686	686	6
Foreign Exchange Gains	0	—	0
Other Income	331	317	3
Reversal of Allowance for Possible Loan and Investment Losses	402,946	401,819	3,566

Total	¥687,991	¥695,949	$6,088

Ordinary Expenses:
Interest on Borrowings	¥88,995	¥103,210	$788
Interest on Bonds and Notes	610	740	5
Miscellaneous Interest Payment	—	353	—
Administrative Expenses	8,950	9,192	79
Depreciation of Premises and Equipment	315	353	3
Commissions	2,834	2,199	25
Loss from Disposal of Investments	1,684	—	15
Write-off of Loans	127,476	146,663	1,128
Amortization of Discounts on Bonds and Notes	5	5	0
Other Expenses	804	4,454	7
Provision for Allowance for Possible Loan and Investment Losses	401,580	402,946	3,554

	633,253	670,115	5,604
Net Earnings	54,738	25,834	484

Total	¥687,991	¥695,949	$6,088

See “Notes to Financial Statements”.

JAPAN BANK FOR INTERNATIONAL COOPERATION

STATEMENTS OF CHANGES IN FINANCIAL POSITION

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005
	(millions of yen)
Funds Brought Forward from the Prior Fiscal Period	¥63,689	¥34,677

SOURCE OF FUNDS:
Investments from Government	174,400	186,600
Grant from Government	30,000	30,000
Long-term Borrowings from Government Trust Fund Bureau	343,800	368,900
Long-term Borrowings from Government Post Office Life Insurance Fund	—	—
Collection from Loans	503,189	515,315
Interest on Loans	189,926	232,862
Interest on Securities	—	—
Interest on Deposits in Banks	0	—
Interest on Swaps and Miscellaneous Interest Received	2	0
Others	7,791	3,195

TOTAL SOURCES	¥1,249,108	¥1,336,872

USE OF FUNDS:
Loans	653,030	654,518
Investment	112	2,416
Repayment of Borrowings from Government Trust Fund Bureau	505,571	512,404
Repayment of Borrowings from Government Post Office Life Insurance Fund	18,468	21,944
Redemption of Bonds and Notes	15,000	—
Purchase of Premises and Equipment	274	66
Interest on Borrowings from Government Trust Fund Bureau	88,269	102,353
Interest on Borrowings from Government Post Office Life Insurance Fund	1,132	1,688
Interest on Bonds and Notes	623	740
Interest on Swaps and Miscellaneous Interest Payment	—	353
Outsourcing Costs	2,860	2,197
Administrative Expenses	8,933	9,190
Miscellaneous Expenses for Bond Issuance	17	2
Others	73	(11)

TOTAL USES	¥1,294,362	¥1,307,860

Funds Carried Forward to the Next Fiscal Period	¥18,435	¥63,689

1. Summary of Principal Accounting Policies:

Basis of presentation

The accompanying financial statements of Japan Bank for International Cooperation (the “Bank”) are prepared in conformity with the Japan Bank for International Cooperation Law (the “JBIC Law”) and the regulations thereunder and accounting principles and practices generally accepted in Japan. The Bank was established on October 1, 1999. The Bank is the result of a merger between The Export-Import Bank of Japan (“JEXIM”) and the Overseas Economic Cooperation Fund, Japan (“OECF”).

Pursuant to the JBIC Law, the Bank’s international financial operations (succeeded from JEXIM) and overseas economic cooperation operations (succeeded from OECF) are accounted for separately in the international financial account and the overseas economic cooperation account, respectively. The Bank reports the results of operations of the Bank as a whole as well as those of its international financial account and its overseas economic cooperation account separately.

The United States dollar amounts included herein are presented solely for convenience and are stated, as a matter of arithmetical computation only, at the exchange rate effective as of the end of the fiscal year, that is, ¥113 per US$1 for the amounts as of March 31, 2006 and for the year then ended.

Translation of foreign currencies

Foreign currency loans, bonds and notes are translated into yen equivalent at the Basic Rate of Exchange (revised semi-annually by the Minister of Finance based on the market rates prevailing during the preceding six-month period), except for those covered by forward exchange contracts, which have been translated into yen equivalent at the contracted rates.

Securities

Total average cost method

Allowance for possible loan and investment losses

Pursuant to the relevant cabinet order and regulations, the Bank is required to provide an allowance for possible loan and investment losses. The proportion of such an allowance to outstanding loans and investments amount is determined by the Minister of Finance.

i) International Financial Account

The Bank provided an allowance in the amount of ¥23,702 million equal to 0.3% of outstanding loan amount as of March 31, 2006.

For (i) loans to the countries, which are categorized as Heavily Indebted Poor Countries (“HIPCs”), and have not reached the Decision Point at the end of the Fiscal Year ended March 31, 2003, and (ii) loans under TDB (the Trade and Development Board) scheme, the Bank provided a separate allowance to cover possible losses in the amount of ¥2,086 million and 13,537 million, respectively, equal to 100% of each of the outstanding loans as of March 31, 2006.

In addition, for loans stipulated in the regulation 293 of the Ministry of Finance dated as of September 30, 1999, the Bank provided a separate allowance to cover possible losses in the amount of ¥15,683 million.

ii) Overseas Economic Cooperation Account

For official development assistance (ODA) loans, the Bank provided an allowance in the amount of ¥1,142 million equal to 0.01% of outstanding loans as of March 31, 2006.

For loans for private-sector investment finance, the Bank provided an allowance in the amount of ¥126 million equal to 3% of outstanding loans as of March 31, 2006.

In addition, for loans to the HIPCs, which have not reached the Decision Point at the end of the fiscal year ended March 31, 2003, the Bank provided a separate allowance to cover possible losses in the amount of ¥364,684 million equal to 100% of outstanding loans as of March 31, 2006.

For investments, the Bank provided an allowance in the amount of ¥35,628 million to cover possible losses: the amount of such an allowance is calculated in proportion to the ratio of accumulated losses of each invested firm/fund to the total capital hereof.

Bank premises and equipment and depreciation

Premises and equipment are stated at cost. Depreciation has been computed by the declining-balance method for buildings (other than those acquired on or after April 1, 1998 by the Bank or its predecessors), furniture and fixtures, and by the straight-line method for intangible assets, based on the estimated useful lives as prescribed by the Corporate Tax Law of Japan. Accumulated depreciation amount is ¥19,509 million as of March 31, 2006.

Consumption tax

Consumption tax (including local consumption tax) are included in the transaction amount.

Method of amortization for deferred charges

“Discounts of bonds and notes” are amortized over terms of redemption (5, 10, 11 and 12 years), and “Bonds and notes issuance cost” are amortized over 3 years, on a straight-line basis in accordance with the regulation 293 of the Ministry of Finance dated as of September 30, 1999.

2. Loans:

Loans are stated at face value. Loans of the Bank as of March 31, 2006 consisted of the following:

	March 31, 2006	March 31, 2006
	(millions of yen)	(millions of U. S. dollars)
International financial account:
Loans in Japanese yen	¥3,304,605	$29,244
Loans in foreign currency	4,595,952	40,672

Subtotal	¥7,900,557	$69,916

Overseas economic cooperation account:
Loans in Japanese yen	¥11,428,913	$101,141
Loans in foreign currency	—	—

Subtotal	¥11,428,913	$101,141

Total loans in Japanese yen	¥14,733,518	$130,385
Total loans in foreign currency	4,595,952	40,672

Total loans	¥19,329,471	$171,057

3. Loans Past Due:

Loans of the Bank include the following non-performing loans:

	March 31, 2006
	(millions of yen)
	International Financial Account	Overseas Economic Cooperation Account	Total
Loans past due	¥97,177	¥333,173	¥430,350

“Loans past due” are loans which are placed on non-accrual status if they are past due for more than six months or for other reasons in accordance with the regulation 293 of the Ministry of Finance dated as of September 30, 1999.

In the event that a debtor country requests debt restructuring with respect to external public debt, meetings of creditor countries (“The Paris Club”) will be held about debt relief measures. When creditor countries agree on debt relief measures, a rescheduled agreement between a creditor and a debtor is agreed, and repayments are made according to the agreement. Therefore, loans which are agreed on debt relief on the Paris Club are excluded from “Loans past due.” Such amount excluded from “Loan past due” and the amounts which are decided by the Japanese government to be waivered are:

	March 31, 2006
	(millions of yen)
	International Financial Account	Overseas Economic Cooperation Account	Total
Amounts agreed at the Paris Club	¥43,054	¥114,757	¥157,811
Amounts decided by the Japanese government to be waived	—	8,444	8,444

4. Borrowings:

With respect to the Bank’s international financial account, borrowings, including borrowings due within one year, as of March 31, 2006 consisted of the following:

	March 31, 2006	March 31, 2006
	(millions of yen)	(millions of U. S. dollars)
BORROWINGS FROM:
Government Fund for Fiscal Investment and Loan Program	¥4,844,321	$42,870
Government Post Office Life Insurance Fund	62,248	551

Total borrowings from the Government	¥4,906,569	$43,421

With respect to the Bank’s overseas economic cooperation account, borrowings, including borrowings due within one year, as of March 31, 2006 consisted of the following:

	March 31, 2006	March 31, 2006
	(millions of yen)	(millions of U. S. dollars)
BORROWINGS FROM:
Government Fund for Fiscal Investment and Loan Program	¥3,978,612	$35,209
Government Post Office Life Insurance Fund	41,608	368

Total borrowings from the Government	¥4,020,220	$35,577

5. Capital:

In accordance with the provisions of the JBIC Law and regulations thereunder, the capital of the Bank as of March 31, 2006 consisted of ¥985,500 million with respect to its international financial account and ¥7,065,644 million with respect to its overseas economic cooperation account, all of which had been contributed in cash by the Government.

The Government is the sole owner of the equity interest, which is evidenced at the Registration Office of the Legal Affairs Bureau of Japan.

6. Reserve:

In accordance with the JBIC Law and the cabinet order with respect to its international financial account, the Bank is required to appropriate out of net earnings, as a reserve, up to an amount equivalent to 50% of net earnings until it reaches the same amount as the capital contributed into the international financial account. This reserve amounted to ¥709,148 million as of March 31, 2006.

The reserve so provided may only be used to cover net losses. The balance of the net earnings remaining each year, after provision for this reserve, is to be paid to the National Treasury of Japan by May 31 of the following fiscal year.

In accordance with the JBIC Law, with respect to its overseas economic cooperation account, the Bank is required to cover any loss brought forward from the previous fiscal year if, upon calculation of profit and loss of the overseas economic cooperation account for each year, there is a surplus. If there is a surplus thereafter, the Bank is required to accumulate such surplus as a reserve until it reaches the same amount as the capital contributed to the overseas economic cooperation account. Such reserve amounted to ¥111,325 million as of March 31, 2006.

Pursuant to the JBIC Law, the reserves of the international financial account and the overseas economic cooperation account can be appropriated only for such losses.

7. Debt Assumption Agreements:

Based on debt assumption agreements with financial institutions, the Bank has transferred the debt repayment obligation for certain bonds to such financial institutions. As of March 31, 2006, the Bank had contingent obligations in respect to the following bonds. The discount for FILP Agency Bond 11 has been amortized in a lump sum at the end of March 31, 2006.

(millions of yen)
FILP Agency Bond 5 (*)	¥50,000
FILP Agency Bond 7	¥60,000
FILP Agency Bond 9	¥50,000
FILP Agency Bond 11	¥50,000

(*)	Fiscal Investment and Loan Program Agency Bond: Non-government guaranteed bonds issued in domestic market.

SUPPLEMENTAL TABLE OF JAPAN BANK FOR INTERNATIONAL COOPERATION

(INTERNATIONAL FINANCIAL ACCOUNT)

			(in millions)
Government-guaranteed bonds and notes issued in overseas markets as of March 31, 2006(1)
U.S. Dollar obligations
7.0%	Guaranteed Bonds due 2009 ($1,000) issued in 1999		¥113,000
3 month LIBOR + 0.0625% Guaranteed Floating Rate Notes due 2006 ($1,000) issued in 2001		113,000
4.625%	Guaranteed Bonds due2014 ($500) issued in 2004		56,500
4.125%	Guaranteed Bonds due2010 ($750) issued in 2005		84,750
4.0%	Guaranteed Bonds due2010 ($750) issued in 2005		84,750
4.75%	Guaranteed Bonds due2011 ($1,000) issued in 2005		113,000
5.25%	Guaranteed Bonds due2016 ($650) issued in 2006		73,450

	Subtotal	($ 5,650)	¥638,450

Sterling Pound obligations
8.0%	Guaranteed Bonds due 2007 (STG400) issued in 1997		76,546

	Subtotal	(STG 400)	¥76,546

Japanese yen obligations
0.35%	Guaranteed Bonds due 2008 (¥60,000) issued in 2003		56,965

	Subtotal	(¥ 60,000)	¥56,965

Euro obligations
6.625%	Guaranteed Bonds due 2007 (EUR229) issued in 1996		33,073
5.75%	Guaranteed Bonds due 2008 (EUR305) issued in 1997		39,376
5.75%	Guaranteed Bonds due 2007 (EUR511) issued in 1997		65,375
3.25%	Guaranteed Bonds due 2008 (EUR500) issued in 2003		63,964
4.5%	Guaranteed Bonds due 2013 (EUR500) issued in 2003		66,382
4.375%	Guaranteed Bonds due 2014 (EUR750) issued in 2004		103,056

	Subtotal	(EUR 2,795)	¥371,226

Thai baht obligations
4.78%	Guaranteed Bonds due 2010 (THB3,000) issued in 2005		8,235

	Subtotal	(THB 3,000)	¥8,235

Non-government guaranteed bonds issued in domestic market as of March 31, 2006
Japanese yen obligations
0.51%	FILP Agency Bonds due 2006 (¥50,000) issued in 2001		¥50,000
1.45%	FILP Agency Bonds due 2011 (¥50,000) issued in 2001		50,000
0.61%	FILP Agency Bonds due 2007 (¥50,000) issued in 2002		50,000
1.52%	FILP Agency Bonds due 2012 (¥50,000) issued in 2002		50,000
1.19%	FILP Agency Bonds due 2012 (¥50,000) issued in 2002		50,000
0.65%	FILP Agency Bonds due 2013 (¥60,000) issued in 2003		60,000
1.47%	FILP Agency Bonds due 2013 (¥70,000) issued in 2004		70,000
1.60%	FILP Agency Bonds due 2014 (¥50,000) issued in 2004		50,000
1.91%	FILP Agency Bonds due 2019 (¥20,000) issued in 2004		20,000
0.86%	FILP Agency Bonds due 2009 (¥50,000) issued in 2004		50,000
1.74%	FILP Agency Bonds due 2014 (¥50,000) issued in 2004		50,000
2.07%	FILP Agency Bonds due 2019 (¥20,000) issued in 2004		20,000
0.54%	FILP Agency Bonds due 2010 (¥50,000) issued in 2005		50,000
1.34%	FILP Agency Bonds due 2015 (¥50,000) issued in 2005		50,000
1.67%	FILP Agency Bonds due 2020 (¥20,000) issued in 2005		20,000
0.87%	FILP Agency Bonds due 2010 (¥50,000) issued in 2005		50,000
1.58%	FILP Agency Bonds due 2015 (¥50,000) issued in 2005		50,000
1.89%	FILP Agency Bonds due 2021 (¥20,000) issued in 2006		20,000
2.09%	FILP Agency Bonds due 2025 (¥20,000) issued in 2006		20,000

	Subtotal	(¥ 830,000)	¥830,000

	Total bonds and notes		¥1,981,422

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in millions of units of relevant foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Financial Statements”.

SUPPLEMENTAL TABLE OF JAPAN BANK FOR INTERNATIONAL COOPERATION

(OVERSEAS ECONOMIC COOPERATION ACCOUNT)

			(in millions)
Government-guaranteed bonds issued in the domestic market as of March 31, 2006
Japanese yen obligations
2.9%	Guaranteed Bonds due 2006 (¥10,000) issued in 1996		10,000

	Subtotal	(¥ 10,000)	¥10,000

	Total bonds		¥10,000